Exhibit 99.1

Epizyme, Inc. Reports Second Quarter 2013 Financial Results

Successfully Completed Initial Public Offering and Advanced Second Personalized Therapeutic Program into Clinical Development

$6 Million Clinical Development Milestone Earned from Eisai

Cambridge, Mass.—July 31, 2013—Epizyme, Inc., (NASDAQ: EPZM) a clinical stage biopharmaceutical company creating innovative personalized therapeutics for patients with genetically defined cancers, today provided a corporate update and reported financial results for the second quarter ended June 30, 2013.

“The second quarter was transformative for Epizyme. We completed a successful IPO, ending the period with $149 million in cash and cash equivalents,” commented Robert Gould, Ph.D., CEO of Epizyme. “We now have two programs in clinical development. The dose escalation study is ongoing for EPZ-5676, our therapeutic candidate for the treatment of acute leukemia patients with mixed lineage leukemia (MLL-r), and we plan to initiate the expansion cohort stage of this study later this year. In June, we initiated clinical development of our second program, EPZ-6438, our therapeutic candidate for the treatment of non-Hodgkin lymphoma patients with oncogenic point mutations in EZH2. As a result of the initiation of the clinical development of EPZ-6438, we earned a $6 million milestone from our partner Eisai, which was received in July. Our collaborations with Celgene, Eisai, and GSK are important elements of our business strategy, including our retained United States rights for EPZ-5676 and EPZ-6438, and as sources of potential future milestones and royalties. Today, we are in a strong position to invest in and expand Epizyme’s product platform and pipeline of therapeutic programs. We look forward to additional progress across the Company this year.”

Recent Business Highlights

•	Completion of Initial Public Offering Epizyme announced on June 5, 2013, that it had completed its initial public offering of common stock, raising gross proceeds of $88.7 million.

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Continued Progress with EPZ-5676 Development Epizyme is enrolling patients in the dose escalation stage of its Phase 1 study of EPZ-5676 and has added four clinical sites in 2013 for a total of five active sites at this time. The Company expects to initiate an expansion cohort later in the year, limited to patients with MLL-r, in as many as twelve sites in both the United States and Europe. In June, Epizyme scientists published pre-clinical data on EPZ-5676 in the journal Blood, showing the correlation between DOT1L inhibition and anti-proliferative effects specific to MLL-r leukemias, including tumor growth inhibition and durable anti-tumor effects in animal models that were sustained after dosing had been completed.

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Companion Diagnostic Collaboration for EPZ-5676 In April, Epizyme announced a collaboration with Abbott Molecular Inc. to develop a molecular companion diagnostic to identify eligible patients for EPZ-5676.

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Initiation of Phase 1/2 Clinical Trial for EPZ-6438 In June, Epizyme announced the enrollment of its first patient in a Phase 1/2 study of EPZ-6438 (referred to as E7438 by Eisai). Epizyme plans to initiate the Phase 2 portion of this study in 2014.

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Intellectual Property In April, the Company was granted the first patent covering the composition of matter of EPZ-6438. This patent expires in 2032. In addition, in April, the US Patent and Trademark Office issued a Notice of Allowance for a patent application titled “Diagnostic and Therapeutic Targets for Leukemia” with claims directed to methods of identifying DOT1L inhibitor compounds for the treatment of leukemia. The patent to be issued from this application carries a patent term to at least 2030.

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Pipeline Development Epizyme continues to conduct preclinical studies to identify additional genetically defined cancers for potential treatment with its therapeutic candidates. In April, Epizyme scientists published a paper in Proceedings of the National Academy of Sciences, demonstrating the effectiveness of a potent, selective EZH2 inhibitor in specifically killing malignant rhabdoid tumors (MRT) that are INI1-deficient, both in cell culture and in rodent xenograft models. This work demonstrates for the first time the effectiveness of an EZH2 inhibitor in a solid tumor indication.

Second Quarter 2013 Financial Results & Financial Guidance

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Cash Position Cash and cash equivalents as of June 30, 2013, were $148.7 million, compared to $98.0 million at December 31, 2012. The cash increase was primarily driven by gross proceeds of $88.7 million from Epizyme’s initial public offering. Cash and cash equivalents as of June 30, 2013 did not include the $6.0 million milestone earned in the Eisai collaboration in June, which was received in July.

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Revenue Collaboration revenue was $14.8 million for the second quarter of 2013 and $23.7 million for the six months ended June 30, 2013, compared to $15.3 million and $21.0 million for the comparable periods in 2012.

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R&D Expenses Research and development expenses were $13.9 million for the second quarter of 2013 and $27.3 million for the six months ended June 30, 2013, compared to $8.9 million and $18.1 million for the comparable periods in 2012. The increase was largely driven by the expansion of the Company’s product platform and costs for the clinical studies of EPZ-5676 and EPZ-6438.

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G&A Expenses General and administrative expenses were $3.1 million for the second quarter of 2013 and $6.1 million for the six months ended June 30, 2013, compared to $1.6 million and $3.5 million for the comparable periods in 2012. The increase was largely driven by incremental expenses to support public company operations as well as increased stock-based compensation expense and other costs to support the Company’s growth.

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Net (Loss) Income Net loss was $2.2 million for the second quarter of 2013 and $9.7 million for the six months ended June 30, 2013, compared to net income of $4.9 million and net loss of $0.6 million for the comparable periods in 2012. The 2012 second quarter net income was largely driven by the revenue recognition of a portion of the $68.0 million upfront payment received from Celgene in April 2012.

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End of Year Cash Guidance Epizyme expects that its cash and cash equivalents will be approximately $115 million as of December 31, 2013, which it believes will fund the Company until at least mid-2015. Full-year 2013 net cash used in operating activities is expected to be approximately $65 million.

Upcoming Milestones

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EPZ-5676 In the second half of 2013, Epizyme plans to complete the dose escalation stage of the Phase 1 study and initiate the expansion cohort, which will be limited to patients with MLL-r and which may provide an initial assessment of therapeutic effect.

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EPZ-6438 In 2014, Epizyme plans to initiate the Phase 2 portion of the Phase 1/2 study of EPZ-6438, which will be limited to patients with point mutations in EZH2 and which may provide an initial assessment of therapeutic effect.

Conference Call Information

Epizyme will host a conference call and live audio webcast today at 4:30 p.m. EDT to discuss the quarter and provide a corporate update. To participate in the conference call, please dial 1-877-844-6886 (domestic) or 1-970-315-0315 (international) and refer to conference ID 17477005. The live webcast can be accessed under “Events and Presentations” in the Investor Relations section of the Company’s website at www.epizyme.com.

The archived webcast will be available on the Company’s website beginning approximately two hours after the event.

About Epizyme, Inc.

Epizyme, Inc. is a clinical stage biopharmaceutical company creating personalized therapeutics for patients with genetically defined cancers. Epizyme has built a proprietary product platform that the company uses to create small molecule inhibitors of a 96-member class of enzymes known as histone methyltransferases, or HMTs. HMTs are part of the system of gene regulation, referred to as epigenetics, that controls gene expression. Genetic alterations can result in changes to the activity of HMTs, making them oncogenic (cancer-causing). By focusing on the genetic drivers of cancers, Epizyme’s targeted science seeks to match the right medicines with the right patients for a personalized approach to cancer treatment.

For more information, visit www.epizyme.com and connect with us on Twitter at @EpizymeRx.

EPIZYME, INC.

CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)

(Amounts in thousands)

	June 30, 2013	December 31, 2012
Cash and cash equivalents	$148,689	$97,981
Total assets	162,044	103,511
Deferred revenue	56,937	69,445
Redeemable convertible preferred stock (Series A, B and C)	—	76,156
Stockholders’ equity (deficit):	96,127	(51,126)

EPIZYME, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Collaboration revenue	$14,839	$15,342	$23,721	$20,996

Operating expenses:
Research and development	13,937	8,899	27,298	18,127
General and administrative	3,079	1,638	6,077	3,545

Total operating expenses	17,016	10,537	33,375	21,672

(Loss) income from operations	(2,177)	4,805	(9,654)	(676)

Other (expense) income, net	(35)	51	(55)	64

Net (loss) income	$(2,212)	$4,856	$(9,709)	$(612)

Less: accretion of redeemable convertible preferred stock to redemption value	107	156	264	167
Less: income allocable to participating securities	—	4,354	—	—

(Loss) income allocable to common stockholders - basic	(2,319)	346	(9,973)	(779)
Undistributed income re-allocated to common stockholders	—	236	—	—

(Loss) income allocable to common stockholders - diluted	$(2,319)	$582	$(9,973)	$(779)

(Loss) earnings per share allocable to common stockholders:
Basic	$(0.25)	$0.21	$(1.82)	$(0.48)
Diluted	$(0.25)	$0.20	$(1.82)	$(0.48)

Weighted average shares outstanding:
Basic	9,146	1,636	5,489	1,629
Diluted	9,146	2,913	5,489	1,629

Note: Common shares outstanding as of the end of the second quarter of 2013 were 28.4 million following the sale of 5.9 million shares of common stock, including all additional shares sold to cover over-allotments, in the Company’s initial public offering and the resulting automatic conversion of the Company’s redeemable convertible preferred stock into 20.6 million shares of common stock, compared to 1.6 million common shares as of the end of the second quarter of 2012. The Company’s weighted average shares outstanding for the second quarter of 2013 were 9.1 million shares.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company’s strategy, future operations, clinical development of the Company’s therapeutic candidates, expectations regarding the sufficiency of the Company’s cash balance to fund operating expenses and capital expenditures, milestone or royalty payments from the Company’s collaborators, the Company’s anticipated milestones and future expectations and plans and prospects for the Company and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation of future clinical trials, expectations of expanding ongoing clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, development progress of the Company’s companion diagnostics, availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements, other matters that could affect the availability or commercial potential of the Company’s therapeutic candidates or companion diagnostics and other factors discussed in the “Risk Factors” section of the Company’s prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b)(4) on May 31, 2013. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

Contact:

Media:

Luke Dickinson

Spectrum

Ph: 202.955.6222 ext. 2503

Email: ldickinson@spectrumscience.com

Investors:

Stephanie Ascher

Stern Investor Relations

Ph: 212.362.1200

Email: stephanie@sternir.com